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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



       Date of Report (Date of earliest event reported): October 22, 1999



                               CALPINE CORPORATION

                            (A Delaware Corporation)
                        Commission File Number: 033-73160
                  I.R.S. Employer Identification No. 77-0212977




                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115







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ITEM 5.  OTHER EVENTS

     On October 22, 1999, Calpine Corporation, a Delaware corporation, announced in a Press Release its financial results for the three and nine months ended September 30, 1999.

(C)      Exhibits.

99.0 Press Release dated October 22, 1999, announcing Calpine Corporation's financial results for the three and nine months ended September 30,
          1999.




SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                CALPINE CORPORATION


 Date: October 22, 1999         By:     /s/   Charles B. Clark , Jr.
                                        -----------------------------------
                                        Charles B. Clark, Jr.
                                        Vice President and Controller
                                        Signing on behalf of the registrant
                                        and as principal accounting officer








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EXHIBIT 99.0
                                     Contact: 408/995-5115
                                     Media Relations:    Katherine Potter, X1168
                                     Investor Relations: Rick Barraza, X1125


              CALPINE POSTS RECORD EARNINGS FOR THIRD QUARTER 1999

     (SAN JOSE, CALIF.) October 22, 1999-San Jose, Calif.-based Calpine Corporation [NYSE:CPN], one of the nation's fastest growing independent power companies, announced today record earnings for the three and nine months ended September 30, 1999.

     Net income was $42.9 million for the quarter ended September 30, 1999, representing an 86% increase compared to net income of $23.1 million for the third quarter of 1998. Diluted earnings per share after accounting for the recently completed two-for-one stock split rose 37% to $0.74 per share for the quarter, from $0.54 per share for the same period in 1998. Revenue for the quarter increased 42%, from $186.2 million a year ago to $263.6 million. Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) increased 28% to $119.1 million for the quarter compared to $93.4 million a year ago.

     For the nine months ended September 30, 1999, net income was $64.3 million, an increase of 103% compared to $31.6 million for the same period in 1998. Diluted earnings per share rose 61% to $1.21 per share, compared to $0.75 per share for the nine months of 1998. Revenue for the nine months was $600.2 million, a 57% increase from $382.9 million a year ago. EBITDA for the nine months rose 43% to $268.2 million, from $187 million in 1998. Total assets as of September 30, 1999, were $2.7 billion, up 59% from $1.7 billion at December 31, 1998.

     Financial results for both the three and nine months ended September 30, 1999 benefited primarily from the acquisition of 14 geothermal power plants-totaling approximately 700 megawatts-from Pacific Gas and Electric Company, completed in May 1999. For certain of these facilities, revenue includes amounts received under a Reliability Must Run contract with the California Independent System Operator, which is awaiting final Federal Energy Regulatory Commission approval.

     "Calpine has turned in another record quarter of earnings-the 12th consecutive record quarter since Calpine went public in 1996," said Calpine President and CEO Peter Cartwright. "We attribute our success to the continued strong performance from our operating facilities as we continue to advance Calpine's proven strategy of acquiring and developing clean, efficient power generating facilities."



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Highlights of recent activities include:

Acquisition Program

     Sheridan Energy, Inc. - In September 1999, Calpine further expanded its fuels capabilities through a $41 million cash tender offer for Houston, Texas-based Sheridan Energy, Inc., a natural gas exploration and production company. Sheridan's oil and gas properties are located in northern California and the Gulf Coast region, including 148 billion cubic feet equivalent of proven reserves, 90% of which are natural gas. These reserves are located in strategic markets where Calpine is operating and developing natural gas-fired facilities. Calpine completed the transaction on October 1.

     Pending Acquisition of Cogeneration Corporation of America - Calpine has reached agreement with Minneapolis, Minn.-based Cogeneration Corporation of American (CGCA) to acquire 80% of CGCA's common stock for approximately $145 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will retain the remaining 20% interest. This acquisition will add 400 net megawatts of natural gas-fired production in key energy markets. Calpine also announced plans to refinance approximately $80 million of CGCA corporate level debt. The proposed acquisition will increase Calpine's natural gas-fired energy production to 2,476 net megawatts of capacity-representing a 20% increase in gas-fired production. Calpine expects to close the transaction by January 2000.

     Calistoga Geothermal Power Plant - In a move to increase its green power production, Calpine has purchased the Calistoga geothermal power plant from Florida Power & Light affiliate FPL Energy and New York-based Caithness Corporation for approximately $78 million. Located in The Geysers region of northern California, Calistoga is an 80-megawatt electric generating facility, which provides electricity to Pacific Gas and Electric Company under a long-term power sales agreement.

     Power Factors, Inc. - Calpine acquired the PowerSuite software technology from Power Factors, Inc. of Fort Collins, Colo. The software technology will equip Calpine's operations, asset optimization and power marketing functions with a real-time information technology tool to help maximize the performance and profitability of its U.S. power generating fleet.

Development Program

     18 Siemens-Westinghouse Combustion Turbines - To help power Calpine's active development program, the company announced in August that it will purchase 18 F-class combustion turbines from Orlando, Fla.-based Siemens-Westinghouse Power Corporation. Beginning in 2002, Siemens-Westinghouse will deliver six turbines per year to Calpine through 2004. The new turbines will produce approximately 4,900 additional megawatts of electricity for Calpine's development portfolio. When combined with the turbines ordered to date, Calpine will have enough combustion turbines to meet new project requirements through 2003.

     Los Medanos Energy Center - Construction is under way for Calpine's $350 million Los Medanos Energy Center. Calpine acquired development rights to build, own and operate the 500-megawatt, natural gas-fired cogeneration facility in September 1999 from Enron North America. Calpine expects to begin energy deliveries in July 2001.




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     Baytown Power Plant - Calpine  announced plans to develop an  800-megawatt, natural gas-fired cogeneration power plant at Bayer Corporation's chemical facility in Baytown, Texas. The proposed Baytown Power Plant will generate approximately 700 megawatts of electricity under baseload conditions, and will have the ability to produce an additional 100 megawatts of "peaking" power during hot summer months. The Baytown plant will supply Bayer with all of its electric and steam requirements for 20 years. Excess power will be sold into the Texas wholesale power market. Construction is scheduled to begin in early 2000, with the plant entering commercial operation in late 2001.

Corporate Finance

     Two-For-One Stock Split and Proposed Offering of Common Stock and Convertible Securities - Calpine completed a two-for-one split of its common stock on October 7, 1999. In addition, the company has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of six million shares of common stock. Calpine has granted the underwriters an option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any. Calpine also expects to offer approximately $200.0 million of convertible preferred securities concurrently with the offering of its common stock.

About Calpine

     Calpine Corporation is a national power company dedicated to providing customers with reliable and competitively priced electricity and thermal energy. Calpine currently has approximately 9,800 megawatts of capacity in operation, pending acquisition, under construction or in announced development in 14 states
- enough energy to power nearly ten million households. Calpine has headquarters in San Jose, Calif., with regional offices in Houston, Texas; Pleasanton, Calif.; and Boston, Mass. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. To learn more about Calpine, visit its website at www.calpine.com

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to,(i) changes in government regulations and anticipated deregulation of the electric energy industry; (ii) the risk associated with obtaining regulatory approvals; (iii) commercial operations of new plants that may be delayed because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations (iv) the assurance that the Company will develop additional plants, (v) a competitor's development of a lower-cost generating gas-fired power plant, (vi) the risks associated with marketing and selling power from power plants in the newly competitive energy market, or (vii) that the information is of a preliminary nature and may be subject to further adjustments, (viii) risks associated with power plant acquisitions or mergers, (ix) the dependence on third parties, (x) the dependence on senior management. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                 (Table Follows)
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                      CALPINE CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
         For the Three and Nine Months Ended September 30, 1999 and 1998
                    (in thousands, except per share amounts)
                                   (unaudited)

                                        Three Months Ended    Nine Months Ended
                                           September 30,        September 30,
                                        ------------------   ------------------
                                          1999      1998       1999      1998
                                        --------  --------   --------  --------
Revenue:
 Electricity and steam sales .........  $225,443  $168,561   $529,765  $347,359
 Service contract revenue ............    21,846     7,835     35,085    16,363
 Income from unconsolidated
  investments in power projects ......    15,842     9,778     34,163    16,631
  projects............................       517        --      1,226     2,562
                                        --------  --------   --------  --------
    Total revenue ....................   263,648   186,174    600,239   382,915

Cost of revenue:
 Plant operating expenses ............    31,696    20,745     81,480    49,583
 Fuel expense ........................    78,807    62,546    194,265   120,382
 Depreciation expenses ...............    14,005    21,721     56,294    52,532
 Operating lease expense .............     9,987     4,375     23,539    10,990
 Production royalties expense ........     4,119     2,791      9,745     8,028
 Service contract expenses ...........    21,219     4,926     32,680    11,714
                                        --------  --------   --------  --------
    Total cost of revenue ............   159,833   117,104    398,003   253,229
                                        --------  --------   --------  --------

Gross profit .........................   103,815    69,070    202,236   129,686

Project development expenses .........     3,419     1,722      7,667     4,841
General and administrative expenses ..    13,291     7,389     34,255    18,431
                                        --------  --------   --------  --------
      Income from operations .........    87,105    59,959    160,314   106,414

Other (income) expense:
 Interest expense ....................    23,019    24,348     70,190    65,138
 Interest income .....................    (6,473)   (3,695)   (16,305)   (9,389)
 Other (income) expense, net .........       (28)       72     (1,263)     (834)
                                        --------  --------   --------  --------
  Income before provision for
   income taxes ......................    70,587    39,234    107,692    51,499

Provision for income taxes ...........    27,670    15,820     42,215    19,213
                                        --------  --------   --------  --------
 Income before extraordinary charge ..    42,917    23,414     65,477    32,286
 Extraordinary charge, net of tax
  benefit of $--, $233 and $791, $441         --       339      1,150       641
                                        --------  --------   --------  --------
       Net income ....................  $ 42,917  $ 23,075   $ 64,327  $ 31,645
                                        ========  ========   ========  ========
Basic earnings per common share:
 Weighted average shares outstanding .    54,389    40,274     49,799    40,166
 Income before extraordinary charge ..  $   0.79 $    0.58   $   1.31  $   0.80
 Extraordinary charge ................        -- $   (0.01)  $  (0.02) $  (0.01)
 Net income ..........................  $   0.79 $    0.57   $   1.29  $   0.79

Diluted earnings per common share:
 Weighted average shares outstanding .    57,990    42,344     52,966    42,182
 Income before extraordinary charge ..  $   0.74 $    0.55   $   1.24  $   0.77
 Extraordinary charge ................  $     -- $   (0.01)  $  (0.03) $  (0.02)
 Net income ..........................  $   0.74 $    0.54   $   1.21  $   0.75

Depreciation and amortization ........  $ 13,786 $   33,749     56,443   65,852
Interest expense per indenture .......  $ 26,615 $   25,976     78,649   69,187
EBITDA ...............................  $119,103 $   93,434    268,239  187,016
EBITDA to total interest expense .....      4.48x      3.60x      3.41x    2.70x



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